KEYSTONE CONSOLIDATED INDUSTRIES, INC.                          [LOGO GOES HERE]

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                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE                                     CONTACT:

Keystone Consolidated Industries, Inc.                    J. Mark Hollingsworth
5430 LBJ Freeway, Suite 1740                              Acting General Counsel
Dallas, Texas  75240-2697                                 (972) 458-0028
(972) 458-0028

                 KEYSTONE ANNOUNCES INTENT TO SEEK CONSENT FROM
                           SENIOR SECURED NOTEHOLDERS


DALLAS, TEXAS -- July 25, 2001 -- Keystone Consolidated Industries,  Inc. (NYSE:
KES), an integrated wire and wire products producer, announced today that it will request a consent from holders of its 9 5/8% Senior Secured Notes due 2007 to defer the exercise of such holders' right to accelerate the payment of the notes pursuant the acceleration provisions of the governing indenture.

Despite efforts to improve operating results through improved operating efficiencies, medical cost sharing arrangements and other initiatives, the
prolonged   downturn  in  the  steel  industry  continues  to  adversely  affect
Keystone's liquidity and capital resources. Consequently, Keystone does not expect to pay the interest on the notes due on August 1, 2001.

Under the governing indenture, a failure to make the scheduled interest payment for thirty days will give rise to a right to accelerate the unpaid portion of the notes. Keystone plans to seek an agreement to defer the acceleration of the notes to permit Keystone to explore possible restructuring alternatives to improve its overall financial condition. Keystone has received an agreement from its working capital lender to forbear remedies available to it solely as a result of Keystone's failure to make the required interest payment on the notes.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. Keystone is a leading manufacturer and distributor of fencing and wire products, carbon steel rod, industrial wire, nails and construction products for the agricultural, industrial, construction, original equipment markets and the retail consumer. Keystone is traded on the New York Stock Exchange under the symbol of KES.

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